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                                                                     EXHIBIT 2.4

PRIVATE AND CONFIDENTIAL



                             Dated 9th August 1999
                           -------------------------



                        (1) THE PERSONS WHOSE NAMES AND
                            ADDRESSES ARE SHOWN IN
                            COLUMN 1 OF SCHEDULE 1


                                      AND

                              (2) TELEMONDE, INC.



                        ------------------------------

                           SHARE PURCHASE AGREEMENT
                         FOR THE SALE AND PURCHASE OF
                        ALL THE ISSUED SHARE CAPITAL OF
                               TGA (UK) LIMITED


                        ------------------------------



                                  Bird & Bird
                                90 Fetter Lane
                                London EC4A 1JP

                              Tel: 0171 415 6000
                              Fax: 0171 415 6111
                            ref: JCS/DJC/Telmo.002

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                                   CONTENTS
     Heading                                                               Page

1.   DEFINITIONS AND INTERPRETATION.......................................... 2

2.   SALE OF THE SHARES...................................................... 5

3.   CONSIDERATION........................................................... 5

4.   COMPLETION.............................................................. 6

5.   REPRESENTATIONS AND WARRANTIES.......................................... 8

6.   EMPLOYMENT OF SPECIFIED PARTIES......................................... 9

7.   EXISTING AGREEMENTS..................................................... 9

8.   PENDING AGREEMENTS......................................................10

9.   PURCHASE FOR INVESTMENT PURPOSES........................................11

10.  LACK OF DISCLOSURE STATEMENT............................................12

11.  LEGEND ON CERTIFICATES..................................................12

12.  TRANSFER AGENT..........................................................12

13.  CONFIDENTIALITY.........................................................12

14.  ANNOUNCEMENTS...........................................................13

15.  NOTICES AND RECEIPTS....................................................13

16.  RESOLUTIONS AND WAIVERS.................................................13

17.  GENERAL.................................................................14

18.  WHOLE AGREEMENT.........................................................14

19.  RESPONSIBILITY FOR BROKER'S COMMISSION..................................15

20.  GOVERNING LAW...........................................................15

SCHEDULE 1
The Sellers, their shareholdings and consideration...........................16

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SCHEDULE 2
Part 1
Particulars of the Company..........................................17

SCHEDULE 3
The Warranties......................................................18

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THIS AGREEMENT is made on the 9th day of August 1999


BETWEEN

(1) The persons whose names and addresses are shown in column 1 of Schedule 1 (each a "Seller" and together the "Sellers"); and

(2) TELEMONDE, INC. a company incorporated in the United States of America under the laws of the State of Delaware whose principal place of business is 200 Madison Avenue, Suite 502, New York, New York, USA (the "Purchaser").

RECITALS

(A) TGA (UK) Limited (the "Company") (certain particulars of which are set out in Part 1 of Schedule 2) is a private company limited by shares incorporated in England and Wales on 7 October 1998 under the Companies Act 1985 having an authorised capital of (pound)17,000 divided into 17,000 ordinary shares of (pound)1.00 each, of which 16,500 have been issued fully paid or credited as fully paid (the "Shares").

(B) The Sellers are the registered holders and the beneficial owners of the number of shares in the Company set opposite their respective names in column 2 of Schedule 1 and such shares together comprise all the issued and allotted shares in the capital of the Company.

(C) The Sellers wish to sell and, in reliance upon, inter alia, the representations, warranties, undertakings set out in this Agreement, the Purchaser is willing to purchase all the issued share capital of the Company on the terms set out in this Agreement.

OPERATIVE PROVISIONS

1.    DEFINITIONS AND INTERPRETATION

1.1   In this Agreement and the Schedules

      "Accounts" means all or any one of the unaudited balance sheet of the Company as at the Accounts Date and the unaudited profit and loss account of the Company for the financial period ended on the Accounts Date;

      "Accounts Date" means 23 June 1999;

      "Agreed Form" means terms contained in a form which has been agreed and initialed by or on behalf of the Sellers and the Purchaser for the purpose of identification immediately prior to the signing of this Agreement;

      "Completion" means completion of the sale and purchase of the Shares in accordance with Clause 4;

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"Completion Date" means the date of this Agreement;

"Consideration Shares" means the 200,000 shares of common stock, USD $0.001 par value per share, of Telemonde, Inc. to be allotted to the Sellers upon Completion (subject to the retention provisions contained in this Agreement);

"Cougar" means Cougar International Holdings, Inc. of N-4805, St. Andrews Court, Frederick Street Steps, Nassau, Bahamas;

"Disclosure Letter" means the letter from the Sellers to the Purchaser of the same date of this Agreement and which has been delivered to the Purchaser prior to the signing of this Agreement in the Agreed Form;

"holding company" has the meaning given to it in Section 736 and 736A of the Companies Act 1985;

"Insolvency Act" means the Insolvency Act 1886;

"Intellectual Property Rights" means all and any patents, trademarks, service marks, trade names, registered designs, unregistered design rights, copyrights and rights in confidential information, and all and any other intellectual property rights, whether registered or unregistered, and including all applications and rights to apply for any of the same;

"Intellectual Property Rights Agreement" means the agreement in the Agreed Form between Cougar and the Purchaser in which Cougar assigns all its Intellectual Property Rights to the Purchaser;

"Parties" means the parties to this Agreement;

"Purchaser's Solicitors" means Bird & Bird, 90 Fetter Lane, London EC4A 1JP;

"Service Agreements" means service agreements in the Agreed Form between the Company and each of Sean Murray and Jonathan Parker-Bray;

"subsidiary" is defined as in Section 736 and 736A of the Companies Act 1985;

"tax" means all taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all contributions, levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any tax authority, together with all fines, penalties, charges, surcharges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

"Taxes Act of 1988" means the Income and Corporation Taxes Act 1988;

"taxation warranties" means each and every warranty contained in Section D of

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     Schedule 3:

     "Warranties" means all and any of the representations, warranties and undertakings referred to in Clauses 5, 7 and 8 and Schedule 3.

     "Year 2000 Compliant" means in respect of any computer software, product or service (including any consultancy service) that neither the performance nor the functionality of that computer software, product or service or anything affected by or produced in accordance with that computer software, product or service will be adversely affected by the advent of the year 2000 or any other year, or by the advent of 9 September 1999 or 29 February 2000. In particular and without limitation:

           (i) no valid value for current date will cause any interruption of any performance;

           (ii) all manipulations of date related data will produce the correct results for all valid date values;

           (iii) if the valid date elements in any interfaces and data storage permit specifying the century, they will specify the correct century to eliminate date ambiguity; and

           (iv) where any valid date element is represented without a century, the correct century shall be unambiguous for all manipulations involving that element.

1.2 References in this Agreement to any statutory provisions shall be construed as references to those provisions as respectively amended, consolidated or re-enacted (whether before or after the date of this Agreement) from time to time and shall include any provisions of which they are consolidations or re-enactments (whether with or without amendment).

1.3 Where any statement is qualified by the expression "so far as the Sellers are aware" or "to the best of the Sellers' knowledge information and belief" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

1.4 The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

1.5  In this Agreement:-

     (a) the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

     (b) references to persons shall include bodies corporate, unincorporated associations and partnerships;

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     (c)  any headings or side notes or, in the case of any legislation specifically referred to, the inclusion in parentheses of the title to the relevant Part, Section, Schedule or paragraph contained in such legislation are for the sake of convenience only and shall not affect the construction of this Agreement; and

     (d) references to any party include a reference to the estate, personal representative, successor, or permitted assigns of that party; and

     (e) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act 1988.

1.6 Except where the contrary is stated, any reference in this Agreement to a Clause or Schedule is to a Clause or Schedule of this Agreement, and any reference within a Clause or Schedule to a sub-clause, paragraph or other sub-division is a reference to such sub-clause, paragraph or other sub-division so numbered or lettered in that Clause or Schedule.

2.   SALE OF THE SHARES

2.1 Each of the Sellers shall sell with full title guarantee those of the Shares set out opposite his name in Schedule 1 and the Purchaser relying on the representations, warranties and undertakings of and indemnities by the Sellers set out in this Agreement shall purchase the Shares on the terms of this Agreement free from all claims, liens charges encumbrances and equities and together with all rights attaching or accruing to them.

2.2  Each of the Sellers convenants with the Purchaser as follows:

     (a) that he has the right to sell and transfer the full legal and beneficial interest in the Shares set out opposite his name in
          Schedule 1 to the Purchaser on the terms set out in this Agreement;
          and

     (b) that on, or after, Completion he will, at his own cost and expense, execute and do (or procure to be executed and done by any necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time require in order to vest any of the Shares set opposite his name in Schedule 1 in the Purchaser, or its assignee, as otherwise as may be necessary to give full effect to this Agreement.

2.3 Each of the Sellers hereby waives any rights of pre-emption conferred upon him by the Articles of Association of the Company or in any other way in respect of the Shares.

2.4 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

3.   CONSIDERATION

3.1 The consideration for the sale of the Shares shall be a) (pounds)1 payable in cash upon

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     Completion and b) the allotment (procured by the Purchaser), by the
     Purchaser to the Sellers of the Consideration Shares in accordance with the provisions contained within this Agreement.

3.2 The Sellers shall be entitled to the Consideration Shares in the proportions shown in column 3 of Schedule 1.

3.3 170,000 of the Consideration Shares shall be allotted (or transferred, as the case may require) to the Sellers as soon as reasonably possible following the Completion Date provided that an executed copy of this Agreement is produced to the Purchaser's US lawyers. The balance of 30,000 Consideration Shares (the "Deferred Consideration") shall be allotted (or transferred, as the case may require) to the Sellers on the date which is 8 weeks after Completion and shall be held until such time as they are allotted (or transferred, as the case may require) to the Sellers, as security for the Sellers' liabilities under the Warranties, indemnities and other obligations of the Sellers contained in this Agreement.

3.4 In the event of a claim for breach of Warranty, indemnity or other provision of this Agreement by the Purchaser, the Deferred Consideration shall cease to become due to the Sellers until such time as the relevant claim has been settled or finally determined. The Purchaser shall be entitled to set-off all amounts due to the Purchaser for any breach (plus its legal costs properly and reasonably incurred) against the Deferred Consideration due to the Sellers following such settlement or final determination. Such set-off shall be calculated on the basis of the open-market value of the Deferred Shares at the relevant date of set-off.

3.5 The Sellers shall be entitled to the Deferred Consideration Shares, if any, in the proportions shown in column 3 of Schedule 1.

3.6 In event the Purchaser shall (a) declare a dividend or other distribution on its shares of common stock in shares of any class or series of capital stock, (b) subdivide its outstanding shares of common stock, (c) combine its outstanding shares of common stock into a smaller number of shares of common stock or (d) issue any shares of its capital stock in a reclassification of the shares of common stock, then the number of Deferred Consideration Shares, as calculated immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, shall be adjusted so that the persons entitled to receive the Deferred Consideration Shares will be entitled to receive the number of Deferred Consideration Shares that such person would have owned or have been entitled to receive after the happening of any of the events described above had the Deferred Consideration Shares been issued immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 3.6 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

4.    COMPLETION

4.1 Completion shall take place immediately after the signing and exchanging of this Agreement, at the offices of the Purchaser's Solicitors when:

      (a)  the Sellers shall deliver or cause to be delivered to the Purchaser:

           (i) transfers of the Shares duly completed in favour of the Purchaser or as it may direct;

           (ii) the share certificates representing the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

           (iii) all the Statutory and Minute Books of the Company, Certificate of Incorporation and the Certificate of Incorporation on Change of Name;

           (iv) a letter from the Bankers to the Company and dated with the date of Completion, confirming that the existing fixed and floating charges created by the Company in favour of such Bankers have not crystallized and confirming that such Bankers do not have any claim over any of the assets of the Company;

           (v) a letter of instruction to the Bankers to the Company and written confirmation from such Bankers that it will not allow any further debits from the bank account of the Company until the authorised signatories of that bank account have been replaced pursuant to the instructions of the Purchaser;

           (vi) the resignation of the auditors of the Company in accordance with section 394 of the Companies Act 1985, confirming that there are no circumstances connected with their resignation which should be brought to the notice of the members or creditors of the Company and that there are no fees due to them;

           (vii) a letter from Upkar Sahota of Flat 4, 18 Conway Street, London W 1 P 5HP acknowledging that any Intellectual Property Rights that he developed during his employment by Cougar are the property of Cougar; and

           (viii) the Intellectual Property Rights Agreement, duly executed by Cougar.

      (b) the Sellers shall procure that all indebtedness due from any of the Sellers or any person connected with them to the Company shall be satisfied in full;

      (c) all indebtedness due from the Company to any of the Sellers (full particulars of which are contained in the Disclosure Letter) shall be satisfied in full without payment of interest;

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

     (d) the Sellers shall cause a meeting of the Board of the Company to be held at which the Board shall:

          (i) appoint such persons as the Purchaser may nominate as Directors and Secretary of the Company;

          (ii) vote in favour of the registration of the Purchaser and/or its nominees as members of the Company subject only to the production of duly stamped and completed transfers in favour of the Purchaser and/or its nominees in respect of the Shares;

          (iii) appoint Moore Stephens, St. Paul's House, Warwick Lane, London, EC4P 4BN as auditors; and

          (iv)    alter the accounting reference date of the Company to 1st
                  January;

     (e) the parties shall join in procuring that all existing bank mandates in force for the Company shall be altered (in such manner as the Purchaser shall at Completion require) so as, inter alia, to reflect the resignations and appointments referred to above; and

     (f) the Purchaser shall not be obliged to complete this Agreement unless the Sellers comply fully with the requirements of paragraphs (a), (b),
          (d), and (e) of this Clause.

4.2 Upon completion of all the matters referred to in sub-clause 4.1 the Purchaser shall procure the allotment (or transfer, as the case may be) of the Consideration Shares (less the Deferred Consideration Shares) to the Sellers.

4.3 If for any reason the provisions of Clause 4.1 are not fully complied with the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this Agreement or fix a new date for Completion.

5.   REPRESENTATIONS AND WARRANTIES

5.1 The Sellers hereby jointly and severally represent, warrant and undertake to the Purchaser (contracting for itself and for any successor in title either of the Purchaser or to the Shares or to a part or all of the business of the Company) that:

     (a) except as fully and fairly disclosed to the Purchaser in the Disclosure Letter, each of the statements set out in Schedule 3 is true and accurate;

     (b) all information relating to the Company or their respective assets or affairs which would be material to a purchaser for value of the Shares, undertakings or assets of the Company is contained in this Agreement and the Disclosure Letter; and

     (c) all information contained or referred to in the Disclosure Letter is true and

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

          accurate and fairly presented and nothing has been omitted from the Disclosure Letter which renders any of that information incomplete or misleading.

5.2 Each of the Warranties set out in the several paragraphs of Schedule 3 is separate and independent and except as expressly provided to the contrary in this Agreement is not limited:

     (a)  by reference to any other paragraphs of Schedule 3; or

     (b)  by anything in this Agreement; or

     (c) by anything in the Disclosure Letter which is not expressly referenced to the Warranty concerned;

     and none of the Warranties shall be treated as qualified by any actual or constructive knowledge on the part of the Purchaser or any of its agents.

5.3 Each of the Sellers agrees with the Purchaser (as trustee for the Company and its employees) to waive any rights or claims which it or he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its employees in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

5.4 Without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any basis which is available to it by reason of any breach of the Warranties:

     (a) the Sellers undertake with the Purchaser (for itself and as trustee for the Company) that they will, at the direction of the Purchaser, pay to the Purchaser or the Company or (in the case of liability to another person which has not been discharged) the person to whom the liability has been incurred, the aggregate of:

          (i) the amount by which the value of any asset of any of the Company (computed on the basis that full provision is made for the facts and circumstances in relation to which such breach arose) is less than the value of such assets (computed on the assumption that the facts and circumstances were such as to involve no such breach); and

          (ii) the amount by which any liability of the Company (computed on the basis that full provision is made for the facts and circumstances in relation to which such breach arose), is greater than such liability (computed on the assumption that the facts and circumstances were such as to involve no such breach);

     (b) damages for breach of the Taxation Warranties and Warranties relating to Intellectual Property Rights shall be calculated on a full indemnity basis in respect of the loss to the Company, or to the Purchaser, arising from such breach (determined at the option of the Purchaser).

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5.5  Any payment made by the Sellers for any breach of this Agreement shall be deemed to be a reduction in the consideration of this Agreement.

6.   EMPLOYMENT OF SPECIFIED PARTIES

     The Seller shall indemnify and keep the Purchaser fully indemnified against all liabilities, costs, expenses, losses and damages in respect of claims brought against the Purchaser by previous or current employers of Jonathan Parker-Bray, Sean Murray and Upkar Sahota of Flat 4, 18 Conway Street, London W1P 5HP in relation to the employment of those parties by the Purchaser.

7.   EXISTING AGREEMENTS

     The Sellers warrant and represent that the agreements listed below are the only agreements to which the Company is a party:

     (a) Licence and Service Agreement with Highpoint Telecom Europe Plc dated 15th March 1999;

     (b) Wholesale and Master Services Agreement with Worldcom International Limited dated 25th March 1999;

     (c) Long Distances Services Interconnection Agreement with Serruijs Communication Services B.V.;

     (d) Letter of Understanding from the Company to Serruijs Communication Services B.V.;

     (e) Heads of terms for the acquisition of the Company by Telemonde Switched Services Limited;

     (f) Offer and Purchase with Excel Switching dated 25th March 1999 faxed to the Company on 1st April 1999;

     (g) Letter from the Company to Excel Switching Corporation entitled Written Assurance for License Exception TSR;

     (h) Offer and Purchase order with Excel Switching dated 25th March 1999 faxed to the Company 7th April 1999;

     (i)  Non-disclosure agreement with Nokia UK Limited dated 17th March 1999;
          and

     (j)  Sale Agreement from Square One Technology Limited dated 18th April
          1999.

8.   PENDING AGREEMENTS

8.1 The Sellers shall procure that the Company (or such company as the Purchaser may reasonably direct) will execute the agreements below each containing the terms and

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

     conditions acceptable to (and with the written approval of) the Purchaser within three weeks of the Completion Date:

     (a)  Interconnection Agreement with Primus Telecommunications Limited;

     (b) Interconnection Agreement with Teleglobe Communications Limited, Teleglobe International (UK) Limited or Teleglobe UK Limited;

     (c)  Interconnection Agreement with IDT (UK) Limited;

     (d) Interconnection Agreement with Telewest Communications Limited or Telewest Networks Limited;

     (e)  Interconnection Agreement with I-Key Limited;

     (f) Co-Location Agreement with I-Key Limited in respect of the racks and rack space provided by the Company to I-Key Limited at Telehouse, London E14;

     (g) Co-Location Agreement with Worldcom International Limited which shall include a right by the Company to offer the space provided under such Agreement to other operators;

     (h) Switch Partition Agreement with European Gateway Inc. Limited or European (Wholesale) Limited; and

     (i) Contract of Employment in respect of the employment of Upkar Sahota of Flat 4, 18 Conway Street, London W1P 5HP.

8.2 The Sellers warrant that Sean Murray and Jonathan-Parker Bray shall execute the Service Agreements within 7 days of the Completion Date.

9.   PURCHASE FOR INVESTMENT PURPOSES

     Sellers are acquiring the Consideration Shares for investment for their own account, with the intent of holding the Consideration Shares for investment, without the present intent of participating directly or indirectly in a distribution of the Consideration Shares, and without the participation of any other person in any part of the purchase. The Sellers understand that the representations and warranties contained herein are to be relied upon by the Purchaser as a basis for the exemption of the issuance of the Consideration Shares from the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act"), and the exemptions from registration contained in applicable United States' securities laws. Sellers acknowledge that the issuance of the Consideration Shares will not be registered under the Securities Act or under any United States' state securities laws, and that the Consideration Shares must be held by the Sellers until (and that the Purchaser shall have no obligation to recognize any sale, assignment or other transfer thereof to any person unless) they are subsequently registered under the Securities Act and under applicable United States' state securities laws, or unless exemptions from the registration requirements of the Securities Act and

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

     such laws are available and approved by counsel satisfactory to the Purchaser. The Sellers understand that the Purchaser is not obligated to register the Consideration Shares under the Securities Act or under any United States' state securities laws. The Sellers further understand that the Purchaser is not obligated to take any action, except as may be required by law, necessary to make Rule 144 under the Securities Act or any other method available for resales of the Consideration Shares by the Sellers.

10.  LACK OF DISCLOSURE STATEMENT

     The Sellers acknowledge that the Purchaser has not prepared, and that it has not been requested by the Sellers to prepare, a comprehensive written prospectus or disclosure statement in connection with the issuance of the Consideration Shares to the Sellers, covering the business, operations, management, financial condition or prospects of the Purchaser of the nature that otherwise might be required if the sale of the Consideration Shares to the Sellers were required to be registered under the Securities Act. The Sellers further acknowledge that the Purchaser, prior to the date hereof, has furnished the Sellers the opportunity to ask questions of and receive answers from the Purchaser concerning the financial and business affairs of the Purchaser and has afforded the Sellers the opportunity to verify the accuracy of all information provided or made available to the Sellers by the Purchaser.

11.  LEGEND ON CERTIFICATES

     The Sellers hereby acknowledge that the following legend may be placed upon the certificates issued to the Sellers to evidence the Consideration
     Shares:

     "The shares evidenced by this certificate have not been registered under the Securities Act of 1933 or comparable state statues and may not be transferred, not will any assignee or endorsee hereof be recognised as an owner hereof by the issuer for any purpose, unless a registration statement with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for the issuer."

12.  TRANSFER AGENT

     The Sellers hereby acknowledge that the transfer agent for the Purchaser, whether or not a corporate employee, shall be instructed not to transfer the ownership of the certificate evidencing the Consideration Shares on the stock transfer books of the Purchaser unless in the prior written opinion of counsel, reasonably accepted to the Purchaser, such transfer is in compliance with the above requirements and applicable provisions of law.

13.  CONFIDENTIALITY

     Each of the Sellers hereby jointly and severally undertakes to the Purchaser, for itself and as trustee for the Company that he will:

13.1 not at any time after the date of this Agreement divulge or communicate to any person

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     other than to officers or employees of the Company whose province it is to know the same or on the instructions of the Board of Directors of the Company any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings transactions or affairs of the Company which may come to his knowledge; and

13.2 use his reasonable endeavours to prevent publication or disclosure of any confidential information concerning such matters;

13.3 provided that such undertakings shall cease to have effect in relation to any confidential information which comes into the public domain otherwise than through the fault of any of the Sellers.

14.  ANNOUNCEMENTS

     None of the Sellers shall make or permit any person connected with any of them to make any announcement concerning the sale and purchase of the Shares or any ancillary matter after Completion except as required by law or other applicable regulation or the London Stock Exchange or with the written approval of the Purchaser, such approval not to be unreasonably withheld or delayed.

15.  NOTICES AND RECEIPTS

15.1 Any notice or other document to be served under this Agreement may be delivered or sent by registered post or facsimile process to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other parties in accordance with this clause.

15.2 Any notice or document shall be deemed to have been served:

     (a)  if delivered, at the time of delivery; or

     (b) if posted, at 10.00 am on the second business day after it was put into the post; or

     (c) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 pm on any business day, and in any other case at 10.00 am on the business day following the date of despatch.

15.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid registered post letter or that the facsimile message was properly addressed and despatched as the case may be.

15.4 The receipt of the Sellers' Solicitors for any sum or document to be paid or delivered to a Seller will discharge the Purchaser's obligation to pay or deliver it to that Seller.

16.  RESOLUTIONS AND WAIVERS

16.1 In relation to the Company, the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the Companies Act 1985, its Articles of Association or any agreement or obligations affecting it to give effect to this Agreement.

16.2 For so long after Completion as it remains the registered holder of any of the Shares, each of the Sellers will hold them and any distributions, property and rights deriving from them in trust for the Purchaser and will deal with the Shares and any distributions, property and rights deriving from them as the Purchaser directs and will on request by the Purchaser execute an instrument of proxy or other document which enables the Purchaser or is representative to attend and vote at any meeting of the Company.

17.  GENERAL

17.1 Each of the obligations, warranties and undertakings set out in this Agreement which is not fully performed at Completion will continue in force after Completion.

17.2 If the Shares are sold or transferred after Completion, the benefit of each of the obligations, warranties and undertakings undertaken or given by the Sellers may be assigned to the purchaser or transferee of the Shares who may enforce them as if he had been named in this Agreement as the Purchaser.

17.3 Subject to sub-clause 17.2, none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the parties.

17.4 Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by the Sellers, they shall be jointly and severally responsible in respect of it.

17.5 The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this Agreement or grant any time or other indulgence without affecting the liability of any other of the Sellers.

17.6 Time is of the essence in relation to this Agreement.

17.7 Each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

17.8 This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

18.  WHOLE AGREEMENT

18.1 This Agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, arrangements and understandings between the Parties relating to these transactions.

18.2 Each of the Parties acknowledges that in agreeing to enter into this Agreement he or it has not relied on any representation, warranty or other assurance except those set out in this Agreement and waives all rights and remedies, which, but for this Clause might be available to it in respect of such representation, warranty or other assurance provided that nothing in this Clause shall limit or exclude any liability for fraudulent misrepresentation.

19.  RESPONSIBILITY FOR BROKER'S COMMISSION

     Each of the Parties represents to the others that all negotiations leading to this Agreement have been carried on by it directly with the others without the intervention of any other person and any claim for brokerage commission or similar claim relating to this Agreement shall be the responsibility of the Party incurring the same, provided that any such claim incurred by the Company shall be the joint and several responsibility of the Sellers.

20.  GOVERNING LAW

     This Agreement is governed by and shall be construed in accordance with English law. Each of the Sellers submits to the non-exclusive jurisdiction of the English courts for all purposes relating to this Agreement.

IN WITNESS of which this Agreement has been executed by the Parties or their duly authorised representatives on the date which appears first on page 1.

                                  SCHEDULE 1
              The Sellers, their shareholdings and consideration



--------------------------------------------------------------------------------
Seller                 Shareholding     Share Consideration     Deferred
                                                                Consideration
--------------------------------------------------------------------------------
Jonathan Parker-Bray    8,249                 85,000            14,999
27 Netley Firs Road
Hedge End
Hampshire
SO30 4AY

--------------------------------------------------------------------------------
Sean Murray             8,250                 85,000            15,000
10 Forest Oak Drive
New Milton
Hampshire
BH2 5NT

--------------------------------------------------------------------------------
Cougar International    1                        0              1
Holdings Inc.,
St Andrews Court
Frederick Street Steps
P.O. Box 4805
Bahamas.

--------------------------------------------------------------------------------

                                  SCHEDULE 2
                                    Part 1
                          Particulars of the Company

     (1)  Company Number:  3646127

     (2)  Share Capital:       (i)  Authorised:-17,000
                               (ii) Issued:-16,500

     (3)  Registered Holders:  Jonathan Parker-Bray - 8,249
                               Sean Murray - 8,250
                               Cougar International Holdings Inc. - 1

     (4)  Registered Office:   122-126 High Road, London NW6 4HY

     (5)  Directors:           Jonathan Parker-Bray
                               Sean Murray

     (6)  Secretary:           Sarah Chadborne of Winchester & Accounting
                               Services Limited, 1 Leylands Park, Colden Common,
                               Winchester S021 1TH

     (7)  Auditors:            None appointed

     (8)  Accounting reference date:  31/10/99

     CHARGES OF THE COMPANY

     A fixed and floating charge in the form of a debenture from Barclay's Bank Plc.

                                  SCHEDULE 3
                                The Warranties


A.   General
B.   Accounts/Financial
C.   Business
D.   Tax
E.   Intellectual Property etc
F.   Directors/Employees etc

A.   GENERAL

A.1  The Recitals and the Schedules

     The information relating to the Sellers and the Company contained in the Recitals and Schedules to this Agreement is true and accurate.

Sellers' authority and capacity

     A.1.1 The Sellers each have the requisite power and authority to enter into and perform this Agreement and such entry and performance will not breach violate, infringe or otherwise affect the rights of any other person.

     A.1.2 This Agreement will, when executed, constitute binding obligations on each Seller.

     A.1.3 The execution and delivery of and the performance by each Seller of its obligations under this Agreement will not:

            (a) constitute a default under any instrument or arrangement binding or otherwise to which any Seller is a party; or

            (b) result in a breach of any order judgment or decree of any court or governmental agency to which any Seller is a party or by which any Seller is bound; or

            (c) relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

            (d) result in the creation or imposition of any lien, charge or encumbrance of any nature on any of the property or assets of the Company.

A.2  Memorandum and Articles of Association

The copies of the Memorandum and Articles of Association of the Company delivered by the Sellers to the Purchaser is true complete and accurate in all respects and has embodied in it or annexed to it true, accurate and complete copies of all resolutions agreements and consents required by law to be so embodied or annexed.

A.3  Compliance with Companies Acts

     A.3.1 The Company and its officers (in their capacities as such) have complied with the provisions of the Companies Act 1985 and in particular (without prejudice to the generality of the foregoing) all documents required to be filed with the Registrar of Companies in respect of the Company have been duly filed.

     A.3.2 The Statutory Books and Minute Books of the Company have been properly written up and contain a true accurate and complete record of the matters which should be dealt with in such books and no notice or allegation that any of them is incorrect or should be rectified has been received.

     A.3.3 All returns and particulars, resolutions and other documents which the Company is required by law to file with or deliver to the Registrar of Companies have been correctly made up and duly filed or delivered.

A.4  Sellers' interests

     None of the Sellers nor any person connected with any of them has any interest, directly or indirectly:

     A.4.1 in any business which has a close trading relationship with is or is likely to be competitive with the business of the Company; or

     A.4.2 in any asset which within the two years preceding the date of this Agreement has been acquired or disposed of by or leased to the Company.

A.5  Ownership of the Shares

     A.5.1 The Shares constitute the whole of the issued and allotted share capital of the Company.

     A.5.2 No person is entitled, or has claimed to be entitled, to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.

     A.5.3 There is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares nor is there any commitment to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

     A.5.4 The Sellers are entitled to sell and procure the transfer of the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this Agreement.

A.6  Subsidiaries, associations and branches

     The Company:

     A.6.1 does not hold or beneficially own nor has it agreed to acquire any securities of any other corporation (whether incorporated in the United Kingdom or elsewhere);

     A.6.2 is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

     A.6.3 has not outside the United Kingdom any branch or any permanent establishment.

A.7  Ownership of assets

     A.7.1 The Company owns all the assets necessary to enable it to continue to run its business in the manner and on the scale in which it has been conducted in the year preceding the date of this Agreement.

     A.7.2 Particulars of all fixed assets acquired or agreed to be acquired by the Company since the date of incorporation are set out in the Disclosure Letter.

     A.7.3 Except for current assets offered for sale or sold in the ordinary course of trading, the Company has not since the Accounts Date disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date.

     A.7.4 None of the property, assets, undertaking, goodwill or uncalled capital of any of the Company is subject to any encumbrance (including, without limitation, any debenture, mortgage, charge, lien, deposit by way of security, bill of sale, lease, hire-purchase, credit-sale or other agreement for payment on deferred terms, option or right of pre-emption) or any agreement or commitment to give or create any of the foregoing.

A.8  Vulnerable transactions

     A.8.1 The Company has not been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person in the event of the insolvency of any person.

     A.8.2 No transaction at an undervalue (within the meaning of section 423 of the Insolvency Act 1986) (a) relating to any of the Shares or
              (b) to which the Company has been a party, has been effected prior to the date of this Agreement.

A.9  Compliance with statutes

     The Company has not, nor has its officers, agents or employees (during the course of their duties), done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability on the part of the Company.

A.10 Licences and Consents

     The Company has all licences (including statutory licences) and consents necessary to own and operate its assets and to carry on its business as it does at present and none of the Sellers is aware of anything that might prejudice the continuation or renewal of any of those licences or consents.

A.11 Insider contracts

     A.11.1 The Company is not a party to any contract or arrangement in which any of the Sellers or any person connected with any of them is interested, directly or indirectly, nor has there been any such contract or arrangement at any time since incorporation.

     A.11.2 The Company is not a party to, nor have its profits or financial position been affected by, any contract or arrangement which is not of an entirely arm's length nature.

     A.11.3 None of the Sellers nor any person connected with any of them is a party to any outstanding agreement or arrangement for the provison of finance, goods, services or other facilities to or by the Company or in any way relating to the Company or its affairs.

A.12 Litigation

     A.12.1 The Company is not engaged in any litigation or arbitration proceedings and there are no such proceedings pending or threatened by the Company.

     A.12.2 The Sellers do not know of anything which is likely to give rise to any litigation or arbitration proceedings by or against the Company.

     A.12.3 The Company is not the subject of any investigation or inquiry by any governmental, administrative or regulatory body.

A.13 Insolvency

     A.13.1 No receiver or administrative receiver has been appointed in respect of the Company or in respect of the whole or any part of the assets or undertaking of the Company.

     A.13.2 No administration order has been made and no petition has been presented for such an order in respect of the Company.

     A.13.3 No meeting has been convened at which a resolution will be proposed nor has any resolution been passed nor has any petition been presented or order made for the winding up of the Company.

     A.13.4 The Company has not stopped or suspended payment of its debts, become unable to pay its debts (within the meaning of Section 123 of the Insolvency Act) or otherwise become insolvent.

     A.13.5 No unsatisfied judgment, order or award is outstanding against the Company and no written demand under Section 123(1)(a) of the Insolvency Act has been made against the Company and no distress or execution has been levied on, or other process commenced against, any asset of the Company.

     A.13.6 No voluntary arrangement has been proposed under Section 1 of the Insolvency Act in respect of the Company.

     A.13.7 No circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned above.

B.   ACCOUNTS/FINANCIAL

B.1  Accounts

     B.1.1    The Accounts:

              (a) correctly state the assets of the Company and give a true and fair view of the state of affairs of the Company as the Accounts Date and of the profit or loss of the Company for the period ended on the Accounts Date.

     B.1.2 Without prejudice to the generality of the Warranty contained in paragraph B.1.1, the Accounts:

              (a) are complete and accurate in all respects;

              (b) are not affected by and do not include any unusual or
                  non-recurring items;

              (c) contain either adequate provision to cover, or full
                  particulars in notes of, all the liabilities and other financial commitments (whether ascertained or contingent and whether or not quantified or disputed) of the Company as at the Accounts Date;

              (d) make proper and adequate provision for:

                  (i)      all bad and doubtful debts;

                  (ii) all amounts required to be deducted from any payments made to any person whether under the Pay As You Earn regulations legislation relating to National Insurance Contributions relating to Statutory Sick Pay or any other legislation whatsoever; and

                  (iii) all and any losses on contracts comprising work-in-progress.

     B.1.3 Any redundant or obsolete stock existing at the Accounts Date was wholly written off and any slow-moving stock included in the Accounts was properly written down in accordance with recognized accounting principles and the value attributed to the remaining stock did not exceed the lower of acquisition cost or net realisable value at the Accounts Date.

     B.1.4 No stock included in the Accounts was acquired otherwise than by way of a transaction which was entirely at arm's length.

     B.1.5 The debts included in the Accounts have realised or will realise, in the ordinary course of collection, their nominal amounts plus any accrued interest less any provision for bad and doubtful debts included in the Accounts.

     B.1.6 No debt owing to the Company at the date of this Agreement (other than debts included in the Accounts) will not in the ordinary course of collection realise its nominal amount plus any accrued interest.

     B.1.7 There is no material difference between the accounting and taxation treatment of any item in the Accounts and of any asset acquired since incorporation.

     B.1.8 The Company is the owner free from encumbrances or other third party rights in the nature of security or title retention of all its undertaking and assets which are included or which ought to have been included in the Accounts and all such assets are in its possession or under its control.

B.2  Accounting Records

     All proper and necessary accounting and other books and records (including all invoices and other records required for value added tax purposes) of the Company relating to its financial and trading position have been fully properly and accurately written up on a proper and consistent basis.

B.3  Position since the Accounts Date

     Since the Accounts Date:

     B.3.1 the Company's financial positions has not adversely altered to a material extent;

     B.3.2 the business of the Company has been carried on in the ordinary and usual course and there has not been any material change in the nature of the assets and liabilities shown in the Accounts;

     B.3.3 there has not been any adverse change in the value of the net assets;

     B.3.4 there has been no deterioration in the turnover, financial or trading position or prospects of the Company;

     B.3.5 no directors fees have been paid and no resolution (whether by the Board of Directors or by General Meeting) that such fees be paid has been proposed or passed by the Company;

     B.3.6 the Company has not disbursed any cash except in the ordinary course of its business and all amounts received by the Company have been deposited with that Company's bankers and appear in the appropriate books of account;

     B.3.7 no dividends or other distributions have been declared, paid or made on or by the Company;

     B.3.8 the Company has not entered into any capital transaction as vendor, purchaser, lessor or lessee or otherwise undertaken any material commitment on its capital account.

B.4  Borrowings etc

     B.4.1 The Company has not received notice (whether formal or informal) from any person who is currently, or who has at any time been a lender to it requiring repayment of any indebtedness or intimating the enforcement by any such lender of any security which it may hold over any assets of the Company and the Sellers are not aware of any circumstances likely to give rise to any such notice being given or which would enable any such notice to be given.

     B.4.2 The total amount borrowed by the Company from its bankers does not exceed its overdraft facilities as set out in the Disclosure Letter.

     B.4.3 The Company has not lent any money which has not been repaid to it or acquired the benefit of any debt (present or future) save for debts in respect of the sale of trading stock in the normal course of trading.

     B.4.4 The Company has not outstanding any loan capital or any money borrowed (other than under the overdraft facilities disclosed pursuant to the above), including money raised by factoring.

     B.4.5 The Company has not outstanding any liability (whether present or future) in respect of any guarantee or indemnity.

     B.4.6 The Company has paid each of its creditors on or before the relevant due date for payment and has not made any agreement to postpone or delay any payment of its debts and "paid" in this context means that either cash has been paid or a cheque has been given or despatched to the relevant creditor and has not been cancelled by the Company.

B.5  Plant and equipment

     Of the plant, machinery, fixtures, fittings, equipment, vehicles, furniture, materials and other assets (not being current assets) acquired by the Company since incorporation and included in the Accounts:

     B.5.1 none has been sold or disposed of at a figure lower than book value or an open market arm's length value whichever is the higher;

     B.5.2 none has been or has been agreed to be let on hire or hire purchase or sold on deferred terms; and

     B.5.3 none was acquired at a price in excess of market value at the time of acquisition.

B.6  Government grants

     The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

B.7  Loans

     The Company has not lent any money which has not been repaid to it or owns the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

B.8  Bank accounts

     The statement of the Company's bank accounts and of the credit or debit balances on them attached to the Disclosure Letter is correct and the Company has not any other bank or deposit account (whether in credit or overdrawn) not included in the statement and since the date of that statement there has not been any payment out of any of the accounts except for routine payments and the balance on the accounts is not substantially different from the balances shown on the statement.

C.   BUSINESS

C.1  Suppliers and customers

     The Sellers have no reason to believe that any supplier customer or person who has had dealings with the Company has ceased or will cease dealing with the Company or may substantially reduce its dealings with the Company after Completion or as a result of the acquisition by the Purchaser of the Shares.

C.2  Trading contracts and outstanding offers

     C.2.1 The Company has observed and performed all the terms and conditions on its part to be observed and performed under its trading contracts.

     C.2.2 The Company will not be required after the date of this Agreement to undertake any work or supply any goods or services except on normal commercial terms under a contract entered into on or before the date of this Agreement.

     C.2.3 No offer, tender or the like which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of its business.

C.3  Defective products and installation

     C.3.1 The Company has not manufactured or sold products which are or have or will become in any material respect dangerous, faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by it.

     C.3.2 The Company has not accepted any obligation to service, repair or maintain any system or product installed, serviced or repaired by it or by any third party other than on arm's length terms and for full consideration.

C.4  Material contracts

     The Company is not a party to any contract, arrangement, or obligation which, whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to its business, profits or assets, or which:

     C.4.1    is not in the ordinary course of its business; or

     C.4.2 is incapable of performance in accordance with its terms within six months of the date on which it was entered into or undertaken; or

     C.4.3 is expected to result in a loss to the Company on completion of performance; or

     C.4.4 is of an onerous nature or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort.

     C.4.5 requires an aggregate consideration payable by the Company in excess of (pounds)50,000; or

     C.4.6 involves payment by the Company by reference to fluctuations in the Index of Retail Prices or any other index; or

     C.4.7 requires payment of any sum by the Company in any currency other than sterling; or

     C.4.8 is for the provision of management or similar services to the Company and which is not terminable by it on less than three months' notice without compensation.

C.5  Agencies, etc.

     The Company is not a party to:

     C.5.1 any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement; or

     C.5.2 any agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

C.6  Anti-competitive arrangements

     C.6.1 The Company is not now, or has during the past six years been, a party to any agreement, arrangement, concerted practice or course of conduct which:

              (a) is subject to registration under the Restrictive Trade
                  Practices Acts 1976 and 1977;

              (b) contravenes the provisions of the Resale Prices Act 1976 or any secondary legislation or adopted under the Fair Trading Act 1973;

              (c) infringes Article 81 or 82 of the Treaty establishing the
                  European Economic Community or any other anti-trust or similar legislation in any jurisdiction in which that Company carries on business or has assets or sales; or

              (d) is void or unenforceable (whether in whole or in part) or may render the Company liable to proceedings under any such legislation as is referred to in paragraphs (a) to (c) above.

     C.6.2 The Company has not given any undertaking and no order has been made against or in relation to the Company pursuant to any anti-trust or similar legislation in any jurisdiction in which the Company carries on business or has assets or sales.

C.7  Plant in working order

     All machinery and plant of the Company, including its fixed plant and machinery, and all vehicles and office equipment owned or used by it:

     C.7.1    is in satisfactory working order;

     C.7.2    has been properly serviced and maintained;

     C.7.3 complies with all relevant safety, pollution and health legislation;

     C.7.4    is not surplus to the Company's requirements; and

     C.7.5    is in the possession of the Company.

C.8  Insurance

     C.8.1 All the assets and undertaking of the Company of an insurable nature and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as those carried on by the Company and the Company is now and has at all material times been adequately covered against accident, damage, injury, third party loss, loss of profits and other risks normally covered by insurance.

     C.8.2 The list of current policies of insurance of the Company attached to the Disclosure Letter is true and complete and no premium due to be paid and payable in respect of any policy is outstanding.

     C.8.3 There are no circumstances which would or might entitle the Company to make a claim under any policy of insurance or which under the terms of any policy of insurance would or might be required to be notified to the insurers and there are no claims under any policy of insurance which have not been admitted by the insurers.

     C.8.4 No liability in respect of any claim made or pending against the Company will exceed in amount the limit of insurance cover in force for the benefit of the Company against such a claim and there is no insurance policy under which the Company may be required to bear any excess provision out of its own funds.

C.9  No powers of attorney

     The Company has not granted any power of attorney or similar authority which remains in force.

D.   TAXATION

D.1  General/Compliance

     D.1.1 The Company has not been involved in any transaction which has given or may give rise to a liability to tax on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than tax in respect of normal trading income or receipts of the Company arising from transactions entered into in the ordinary course of business.

     D.1.2 No payment has been made by the Company which will not be deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Company or in computing the corporation tax or corresponding tax chargeable on the Company.

     D.1.3 All sums payable under any obligation incurred by the Company prior to Completion and which will continue to bind the Company after Completion have been and will continue to be deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing profits of the Company or in computing the corporation tax or corresponding tax chargeable on the Company.

     D.1.4 The Company has duly made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities; all such information was supplied within the time limits required by law and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and, to the best of the knowledge, information and belief of the Sellers, are not likely to, reveal any transactions which may be the subject of any dispute or investigation with any tax authority and is not and has not in the last six years been the subject of any investigation by any tax authority and there are no facts which are likely to cause such an investigation to be instituted.

     D.1.5 No transaction in respect of which any consent or clearance was required or sought from any tax authority has been entered into or carried out by the Company without such consent or clearance having first been properly obtained and all information supplied to any tax or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance and any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective. No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

     D.1.6 No tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of the Company.

     D.1.7 The Company has duly paid all amounts under deduction of tax where required to do so by law.

     D.1.8 All National Insurance contributions and sums payable to the Inland Revenue under the P.A.Y.E system and any amounts of a corresponding nature payable to any foreign tax authority due and payable by the Company up to the date of this Agreement have been paid and the Company has made all such deductions and retentions as should have been made under sections 203 to 203L Taxes Act 1988 and all regulations made thereunder or under any comparable laws or regulations of any relevant foreign jurisdiction.

     D.1.9 The Company is not a party to any loan relationship (within the meaning of section 81 Finance Act 1996) which has an unallowable purpose (within the meaning of paragraph 13 of Schedule 9 to that Act) and the Company applies an authorised accounting method within section 85 of that Act in relation to its treatment in the Accounts of all loan relationships to which the Company is a party.

D.2  Employees

     D.2.1 The Company has not adopted nor does it operate nor is it part of any scheme approved, or for which approval has been or is to be sought, under section 202 Taxes Act 1988 (Charities: Payroll Deduction Scheme) or Chapter III Part V Taxes Act 1988 (Profit Related Pay).

     D.2.2 No officer or employee of the Company participates in any scheme approved under Schedule 9 ICTA 1988 (approved share option and profit sharing schemes) or is a beneficiary or potential beneficiary of a qualifying employee share ownership trust as defined in Schedule 5 Finance Act 1989 (employee share ownership trusts).

     D.2.3 The Company has not remunerated any director or employee other than in cash paid to that director or employee and there are no arrangements to pay any director or employee other than in cash payable to that director or employee.

     D.2.4 The Company has properly operated the P.A.Y.E system and has deducted tax and national insurance contributions in accordance with section 203A(1)(c) Taxes Act 1988 from all payments made or treated as made to directors on all directors loan accounts and accounted to the Inland Revenue for all tax and national insurance contributions so deducted.

D.3  Capital gains

     D.3.1 The Company is not a member of a group of companies as defined in section 170 Taxation of Chargeable Gains Act 1992.

     D.3.2 The Company has not since its incorporation disposed of any asset otherwise than in the ordinary course of its trade.

     D.3.3 If the Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Accounts to a person not connected with it and by way of bargain at arm's length, no liability to tax would arise by reference to any actual or deemed gain and the Company has not acquired any such asset otherwise than by way of bargain at arm's length from an unconnected person.

D.4  Capital expenditure

     D.4.1

              (a) All capital expenditure, other than expenditure on land and buildings which is not capable of qualifying for industrial building allowance, incurred by the Company or which may be incurred by it under any continuing obligation has qualified or will qualify for capital allowances.

              (b) All such allowances made to the Company and set out in the
                  Disclosure Letter and any allowances which may be made on expenditure to be incurred under a subsisting commitment have been made or will be made in taxing its trade or business.

              (c) The Company has not, since incorporation, done or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge or any disposal value brought into account or any deemed trading receipt under or by virtue of any provision of the Capital Allowances Act 1990, or a withdrawal of first year allowances or recovery of excess relief under any such provision.

     D.4.2 The Company has not incurred any expenditure on the provision of machinery or plant for leasing (the meaning of which is, for this purpose, as extended by section 50 Capital Allowances Act 1990).

     D.4.3 The Company is not in dispute with any person as to any entitlement to capital allowances under section 51 Capital Allowances Act 1990 and at the date of this Agreement as far as the Warrantors are aware there are no circumstances which might give rise to such a dispute.

     D.4.4 The Company has not made any election under section 37 Capital Allowances Act 1990 nor is taken to have made such an election under sub-section (8)(c) thereof (election for assets to be treated as short life assets).

     D.4.5 None of the assets of the Company is or may be a long-life asset within the meaning of Chapter 4A or Part II Capital Allowances Act 1990.

D.5  Close companies

     D.5.1 The Company is not, nor has it at any time been, a close company for tax purposes as defined in section 414 Taxes Act 1988.

     D.5.2 The Company is not, nor has it at any time been, a close investment-holding company as defined in section 13A Taxes Act 1988.

     D.5.3 The Company has not made any transfers of value within section 94 Inheritance Tax Act 1984.

     D.5.4 The Company has not, since incorporation, done anything so as to give rise to an assessment under section 419 (as extended by section 422) Taxes Act 1988 (loan to participators and associates).

     D.5.5 Neither the shares of the Company, nor any property owned by the Company are subject to an outstanding Inland Revenue charge (as defined in section 237 Inheritance Tax Act 1984).

     D.5.6 No circumstances exist such that a power of sale could be exercised in relation to any shares, securities or other assets of the Company pursuant to section 212 Inheritance Tax Act 2984 (contingent liability of transferee for unpaid capital transfer tax or inheritance tax).

D.6  Distributions etc.

     D.6.1    The Company has not since its incorporation:

              (a) made any distribution or deemed distribution within the meanings of sections 209, 210 or 418 Taxes Act 1988 (distributions and deemed distributions);

              (b) repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital, or capitalised or agreed to capitalise in the form of redeemable shares or debentures, any profits or reserves of any class or description.

     D.6.2 The Company has not issued any share capital which is of a relevant class as defined in section 249(2) Taxes Act 1988 nor does the Company own any such share capital (shares carrying the right to bonus share capital).

     D.6.3 The Company has not issued any security (as defined in section 254(1) Taxes Act 1988) outstanding on Completion in circumstances such that any interest or other payment payable in respect of it may be treated as a distribution under section 209 Taxes Act 1988.

D.7  Transfer pricing

The Company is not liable to have its profits for tax purposes adjusted by reason of any provision of tax law concerning the adjustment of profits of associated enterprises including, without limitation, sections 770 and 770A Taxes Act 1988 (sales etc. at an undervalue of overvalue) and it is not in dispute with any tax authority in relation to the application of such provision.

D.8  Value added tax

     D.8.1

              (a) For the purposes of this paragraph D8 the expression "VAT legislation" shall include the Value Added Tax Act 1994 and any other applicable legislation in relation to value added tax and all regulations, orders, notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with the Commissioners of Customs and Excise or any concession referred to in the Disclosure Letter.

              (b) The Company:

                  (i) is registered for the purposes of value added tax and has been so registered at all times that it has been required to be registered by VAT legislation;

                  (ii) has complied fully with and observed in all material respects the terms of VAT legislation; and

                  (iii) has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

                  (iv) and the Company is not nor has it ever been treated as a member of a group for the purposes of VAT legislation, nor has it applied for such treatment.

              (c) The Company:

                  (i) is not in arrears with any payments or returns or notifications under VAT legislation or liable to any abnormal or non-routine payment or any forfeiture or penalty or interest or surcharge or to the operation of any penal, interest or surcharge provisions contained therein;

                  (ii) has not been required by HM Commissioners of Customs and Excise to give security under VAT legislation;

                  (iii) has not made exempt supplies such that it is not able to obtain credit for all input tax paid or suffered by it;

                  (iv)     has not received a surcharge liability notice under
                           section 19 Finance Act 1985 (default surcharge) or a penalty liability notice under section 14A Finance Act 1985 (serious misdeclaration resulting in understatements or overclaims).

              (d) The Company does not hold any interest in any buildings or land in respect of which it or any other person has made an election to waive the exemption to value added tax in accordance with the provisions of paragraph 2 Schedule 10 Value Added Tax 1994, nor is the Company contractually committed (contingently or otherwise) to receive any supply in respect of which such an election has been made.

     D.8.2 None of the assets of the Company owned at the date hereof is a capital item the input tax on which would be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995.

D.9  Stamp duty

All documents in the possession or under the control of the Company or to the production of which the Company is entitled which establish or are necessary to establish the title of the Company to any asset have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

E.   INTELLECTUAL PROPERTY ETC

E.1  Secret or confidential information or property

The Company has not at any time (save in the ordinary course of business or to its professional advisers) disclosed to any person other than the Purchaser.

     E.1.1 any of its secret or confidential information or property (including, without limitation, financial and technical information, designs, drawings, plans, statistics, documents, files, records and papers); or

     E.1.2 any other information relating to its business or affairs the disclosure of which might or could cause loss or damage to or adversely affect the Company; or

     E.1.3 any secret or confidential information relating to its manufacturers, suppliers, customers, clients and agents or to any other person who has or has had any dealings with it.

E.2  Intellectual property rights

     E.2.1  The Company does not:

            (a) own, use, infringe or require to use any letters patent, trade mark, service mark, registered design, registrable business name, copyright or similar Intellectual Property Right; or

            (b) employ or require to employ in relation to goods or articles manufactured or proposed to be manufactured by it any knowhow, which either infringes or is likely to infringe any Intellectual Property Right of a third party or which has been disclosed to it by a third party under licence or similar arrangements.

     E.2.2 Full details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by the Company are set out in the Disclosure Letter.

     E.2.3 The Company is the owner of and the sole legal and beneficial owner of or applicant for such Intellectual Property Right and all the Intellectual Property Rights referred to in paragraph E.2.2 above are owned solely by the Company free of all encumbrances.

     E.2.4 Full details are set out in the Disclosure Letter of all licence and other agreements relating to Intellectual Property Rights to which the Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Right owned by the Company.
            The Company is not in breach of any such agreement and, so far as the Sellers and the Company is aware, no third party is in breach of any such agreement.

     E.2.5 All the Intellectual Property Rights described in paragraph E.2.3 above and all agreements disclosed in relation to paragraph E.2.4 above are valid and subsisting and nothing has been done or omitted to be done by the Company, and the Sellers and the Company are unaware of any act or omission of any third party, which would jeopardise the validity or subsistence of any of such Intellectual Property Rights or such agreements.

     E.2.6 The Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the year prior to the date of this Agreement and such rights and the Company's ability to use such rights will not be affected by the acquisition of Company by the Purchaser.

     E.2.7 Neither the Sellers nor the Company are aware of any unauthorised use by any person of any Intellectual Property Rights or confidential information of the Company.

E.3  Computer know-how and marketing information

     E.3.1  For the purposes of paragraphs E.3.2, E.3.3 and E.3.4 below:

            (a) "Computer Know-How" means all information (including that comprised in or derived from data, discs, tapes, manuals, source codes, flow-charts and specifications) relating to the use or programming of any computer which is not intended by the persons in possession of the information for use by unauthorised persons and any computer software in whatever form held; and

            (b) "Marketing Information" means all information relating to the marketing of any products or services (including customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials).

     E.3.2 All Computer Know-How and Marketing Information used by the Company is owned by or is the subject of a valid grant of rights to the Company and is not subject to any restriction which materially and adversely affects the Company's ability to use it for the purposes of its business.

     E.3.3 The Company has not disclosed nor is obliged to disclose any Computer Know-How or Marketing Information of a confidential nature to any person other than its employees.

     E.3.4 The Company is not in breach of any agreement under which any Computer Know-How or Marketing Information was or is to be made available to it.

E.4  Data and records

     E.4.1 All the records and systems (including but not limited to computer systems), data and information of the Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company.

     E.4.2 The Company has not disclosed to any third party any such records, control or other systems, data and information as is referred to in subparagraph E.4.1 above.

     E.4.3 The Company has complied with all relevant requirements of the Data Protection Act 1984, including the following:

            (a)  the data protection principles established in that Act;

            (b)  requests from data subjects for access to data held by it; and

            (c)  the requirements relating to the registration of data users.

     E.4.4 The Company has not received a notice or allegation from either the data protection registrar or a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom.

     E.4.5 No individual has claimed or will have the right to claim compensation from the Company under that Act for loss or unauthorised disclosure of data prior to Completion.

E.5  Business names

     The Company does not carry on business under a name other than its own corporate name.

E.6  Year 2000

     E.6.1 All computers software, products and services supplied by the Company are Year 2000 Compliant.

     E.6.2  All computer software used by the Company is Year 2000 compliant.

F.   EMPLOYEES

F.1  Particulars of employees

     F.1.1 The persons whose names are set out in the Disclosure Letter are all the employees of the Company and the particulars of their employment set out in the Disclosure Letter are accurate and complete. No person who was formerly employed by the Company has a right to return to work.

     F.1.2 The terms and conditions of employment of all employees of the Company are in accordance with the standard terms and conditions supplied to the Purchaser.

     F.1.3 All subsisting contracts of employment to which the Company is a party are terminable by it on three months' notice or less without compensation (other than compensation in accordance with the Employment Rights Act 1996).

     F.1.4 No employee of the Company has been given notice of termination of his employment (or had his employment terminated without notice) since the Accounts Date and no employee of the Company has left its employment of his own accord since that date or indicated his intention of doing so.

     F.1.5 Full particulars are contained in the Disclosure Letter of any outstanding offer of employment made to any person by the Company and there is no person who has accepted an offer of employment made by the Company but whose employment has not yet started.

     F.1.6 Full particulars are contained in the Disclosure Letter of any agreement for the provision of consultancy services or the services of personnel to the Company and of the terms applicable to the secondment to the Company of any person.

F.2  Salary costs

     F.2.1 Full particulars of the remuneration or the emoluments or pension benefits of any employee of the Company is set out in the Disclosure Letter.

F.3  Compensation and other sums due to employees

     F.3.1 The Company does not have any liability to pay compensation for loss of office or employment to any present or former officer or employee or to make any payment under the provisions of the Employment Rights Act 1996, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Equal Pay Act 1970 and/or Article 119 of the Treaty of Rome and no such sums have been paid.

     F.3.2 Except in respect of normal accruals of remuneration or emoluments of employment, no sum is payable to or for the benefit of any employee or director of the Company.

     F.3.3 The Company does not have an obligation to make any payment on redundancy in excess of the statutory redundancy payment and the Company has not operated any discretionary practice of making any such excess payments.

F.4  No bonus schemes

     There is no scheme or arrangement in operation by or in relation to the Company under which any employee or other person is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company.

F.5  Labour relations

     F.5.1 There is not and since incorporation there has not been any industrial action affecting the Company and to the best of the knowledge, information and belief of the Sellers there are no facts or circumstances which might give rise to such industrial action.

     F.5.2 The Company is not a party to any collective agreement or trade dispute (within the meaning of the Trade Union and Labour Relations (Consolidations) Act 1992) or any dismissal procedures agreement (within the meaning of the Employment Rights Act 1996) or any proceedings before any court or tribunal under or by virtue of the provisions of the said Act of 1992 and to the best of the knowledge, information and belief of the Sellers there are no facts or circumstances which might give rise to the Company becoming a party to any such agreement or becoming involved in any such dispute or proceedings.

     F.5.3 The Company has in all material respects complied with their obligations to their employees and former employees and any relevant trade union. No claim has been made or threatened against the Company or against any person whom the Company or the Sellers is or may be liable to compensate or indemnify and no inquiry or investigation has been made or threatened by the Commission for Racial Equality, the Equal Opportunities Commission or any health and safety enforcement body, in respect of any act, event, omission or other matter arising out of or in connection with:

            (a)  any application for employment by any person;

            (b)  the employment or termination of employment of any person;

            (c) any retirement/death/disability benefit or any other benefit of whatever type;

            and, after making due and careful inquiries, the Seller is not aware of any circumstance which may give rise to any such claim or investigation.

F.6  Loans to employees

     The Company has not made any loan or advance to any of its present or future officers or employees which is outstanding.

F.7  No Pension Schemes

     The Company has not paid, provided or contributed towards, and the Company is not under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any retirement/death/disability benefit for or in respect of any present or past employee (or any spouse, child or dependent of any of them) of the Company.

SIGNED by JONATHAN PARKER-BRAY                /s/ Jonathan Parker-Bray
in the presence of:                           ------------------------

/s/ Miss Emma Louise Williams
------------------------------


SIGNED by SEAN MURRAY
in the presence of:


------------------------------


SIGNED by Jonathan Parker-Bray the duly       /s/ Jonathan Parker-Bray
duly authorized representative of             ------------------------
COUGAR INTERNATIONAL HOLDINGS
INC. in the presence of:

/s/ Miss Emma Louise Williams
-----------------------------


SIGNED by Kevin Maxwell the duly              /s/ Kevin Maxwell
duly authorized representative of             ------------------------
TELEMONDE INC.
in the presence of:

/s/
-----------------------------